Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement No. 333-217161 on Form S-1; and Registration Statement Nos. 333-180497, 333-184277, 333-189966, 333-197139, 333-209141, 333-224338, 333-148028, 333-110412, 333-137643, 333-156443, 333-164470, 333-165809, 333-169662, 333-173259, 333-180497, 333-187486, 333-191502, 333-197139, 333-201478, 333-208879 and 333-210464 on Form S-8 of our report dated March 8, 2019, related to the audited financial statements of CVie Therapeutics Limited as of and for the years ended December 31, 2017 and 2016, and the unaudited interim financial statements as of and for the nine months ended September 30, 2018 and 2017 which reports express an unqualified opinion and include an explanatory paragraph regarding going concern uncertainty included in this Current Report on Form 8-K/A.

DELOITTE & TOUCHE

Taipei, Taiwan R.O.C.

March 8, 2019